EXHIBIT 99.1
NEWS RELEASE

Cleveland-Cliffs Reports Full-Year and Fourth-Quarter 2022 Results

Full-Year Financial Highlights
•Revenues of $23.0 billion, a new all-time record
•Net income of $1.4 billion
•Adjusted EBITDA1 of $3.2 billion
•Operating cash flow of $2.4 billion
•Combined debt and net pension/OPEB liabilities reduced by over $3 billion

CLEVELAND—February 13, 2023—Cleveland-Cliffs Inc. (NYSE: CLF) today reported full-year and fourth-quarter results for the period ended December 31, 2022.

Full-Year Consolidated Results
Full-year 2022 consolidated revenues were $23.0 billion, compared to the prior year's consolidated revenues of $20.4 billion.

For the full year 2022, the Company generated net income of $1.4 billion, or $2.55 per diluted share attributable to Cliffs shareholders. This compares to 2021 net income of $3.0 billion, or $5.36 per diluted share attributable to Cliffs shareholders. For the full year 2022, Adjusted EBITDA1 was $3.2 billion, compared to $5.3 billion in 2021. The reduction was primarily driven by higher operating costs and lower sales volumes in 2022 compared to 2021, partially offset by higher fixed contract pricing.

In 2022, the Company recorded cash flows from operations of $2.4 billion and had capital expenditures of $943 million, equating to free cash flow of $1.5 billion2.

During 2022, pension and OPEB liabilities, net of assets, were reduced to $813 million, from $2.9 billion, a reduction of $2.1 billion for the year. This reduction was driven by lower healthcare premiums, as the impact of higher interest rates was mostly offset by lower market returns in 2022. Over the past 2 years, the Company's net pension and OPEB liabilities have been reduced by a total of $3.4 billion, from $4.2 billion at the end of 2020 to $813 million at the end of 2022.

In addition, the Company reduced its outstanding debt by $1.1 billion during 2022, using the majority of its free cash flow for this purpose.

Fourth-Quarter Consolidated Results
Fourth-quarter 2022 consolidated revenues were $5.0 billion, compared to prior-year fourth-quarter consolidated revenues of $5.3 billion.

For the fourth quarter of 2022, the Company recorded a net loss of $204 million, corresponding to a loss of $0.41 per diluted share attributable to Cliffs shareholders. This included the following charges totaling $57 million, or $0.11 per diluted share:

•charges of $49 million, or $0.09 per diluted share, related to state tax provision reconciliations; and
•net charges of $8 million, or $0.02 per diluted share, for loss on disposals of assets, partially offset by gains on extinguishment of debt.

In the prior-year fourth quarter, the Company recorded net income of $899 million, or $1.69 per diluted share attributable to Cliffs shareholders.

In the fourth quarter of 2022, the Company recorded cash flows from operations of $489 million and had capital expenditures of $227 million, equating to free cash flow of $262 million2.

Fourth-quarter 2022 Adjusted EBITDA1 was $123 million, compared to $1.5 billion in the fourth quarter of 2021.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
Adjusted EBITDA[1]:
Steelmaking	$109	$1,478	$3,089	$5,280
Other Businesses	11	(16)	69	9
Eliminations	3	4	11	(12)
Total Adjusted EBITDA[1]	$123	$1,466	$3,169	$5,277

Lourenco Goncalves, Cliffs' Chairman, President and CEO said: “In what was just our second year with our current configuration, 2022 is the year in which we consolidated Cleveland-Cliffs’ position as the leader in flat-rolled steel in the United States. Through the synergies we envisioned back in 2020 when we executed the acquisitions of two steel companies, in 2022 we achieved record revenues of $23 billion and reduced combined debt and post-retirement liabilities by more than $3 billion. Also, even in the face of falling steel prices in the broad market, we achieved substantially higher selling prices. Our Adjusted EBITDA and free cash flow in 2022 were each the second highest ever in our 175-year history, only surpassed by 2021. We also signed long-term labor agreements with more than half of our workforce, and completed our major maintenance initiatives, setting us up for continued success going forward.”
Mr. Goncalves continued: “In the fourth quarter of 2022 we generated healthy free cash flow of $262 million. We also achieved our targeted unit cost reduction of $80 per net ton, which helped us to partially offset the impact of lagged index pricing. Entering 2023, as our fixed price contracts reset higher, our unit costs continue to decline, and sales volumes improve, we believe our quarterly Adjusted EBITDA should progressively improve, confirming our belief that the fourth quarter of 2022 was the inflection point for our profitability."
Mr. Goncalves added: “The most important achievement of this newly configured Cleveland-Cliffs has been the successful renewals of our fixed price contracts for 2023, particularly for those with our automotive customers, breaking a historical paradigm that was so detrimental to the steel companies of the past. Even with flat-rolled prices falling over 60% from the peak in April, we were able to achieve price increases that average $115 per ton for 2023 compared to 2022 for our direct automotive business, our largest end market. This validates what we have been saying all along, that any model tying our automotive fixed prices to steel index prices no longer applies.”
Mr. Goncalves concluded: “Our success with these contracts lined up nicely with improved automotive demand and, as a result, in Q1 of 2023, we are on pace for our best shipment quarter since 2021. Outside of automotive, we have also had a great deal of success enforcing five separate price increases in recent months to our spot customers. With recessionary fears easing among our clients, the demand environment has improved and service centers have begun to restock. As a consequence, improved pricing will benefit our index-linked contract and spot business. We expect these market factors, combined with continued lower costs and lower capital spend, will drive improved quarterly profitability throughout 2023.”

Steelmaking

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
External Sales Volumes
Steel Products (net tons)	3,838	3,384	14,751	15,886
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,156	$1,423	$1,360	$1,187
Operating Results - In Millions
Revenues	$4,902	$5,191	$22,383	$19,901
Cost of goods sold	(4,966)	(3,907)	(19,914)	(15,379)
Gross margin	$(64)	$1,284	$2,469	$4,522

Full-year 2022 steel product volume of 14.8 million net tons consisted of 32% coated, 29% hot-rolled, 16% cold-rolled, 6% plate, 5% stainless and electrical, and 12% other, including slabs and rail. Fourth-quarter 2022 steel product volume of 3.8 million net tons consisted of 34% hot-rolled, 29% coated, 13% cold-rolled, 5% plate, 5% stainless and electrical, and 14% other, including slabs and rail.

Full-year 2022 Steelmaking revenues of $22.4 billion included approximately $6.7 billion, or 30%, of sales to direct automotive customers; $6.4 billion, or 29%, of sales to the distributors and converters market; $5.9 billion, or 26%, of sales to the infrastructure and manufacturing market; and $3.5 billion, or 15%, of sales to steel producers. Fourth-quarter 2022 Steelmaking revenues of $4.9 billion included approximately $1.7 billion, or 34%, of sales to direct automotive customers; $1.3 billion, or 26%, of sales to the distributors and converters market; $1.3 billion, or 25%, of sales to the infrastructure and manufacturing market; and $725 million, or 15%, of sales to steel producers.

Full-year 2022 Steelmaking cost of goods sold of $19.9 billion included depreciation, depletion, and amortization of $994 million. Full-year Steelmaking segment Adjusted EBITDA of $3.1 billion included $439 million of SG&A expense. Fourth-quarter 2022 Steelmaking cost of goods sold of $5.0 billion included depreciation, depletion, and amortization of $236 million. Fourth-quarter 2022 Steelmaking segment Adjusted EBITDA of $109 million included $110 million of SG&A expense.

Cash Flow
At the end of 2022, the Company had total liquidity of approximately $2.5 billion, including cash and availability under its ABL credit facility.

During the fourth quarter of 2022, Cliffs reduced debt by approximately $200 million, with the majority used toward repaying its ABL balance. The Company repurchased 2.0 million common shares during the fourth quarter of 2022, at an average price of $15.04 per share.

Outlook
On December 22, 2022, Cliffs announced that it had successfully renewed a large portion of its fixed price contracts, and expected a $100 per ton selling price increase for its direct automotive business in 2023 compared to 2022. After additional successfully completed negotiations, the Company now expects a $115 per ton increase on these contracts. This end market represents normalized demand of approximately 5 million net tons per year.

The Company expects an approximately $2 billion reduction in Steelmaking COGS in 2023 compared to 2022. The primary drivers of this significant reduction in costs are normalized repair and maintenance expenses, higher production volume and lower input costs.

After successfully achieving an $80 per ton quarter-over-quarter reduction in Steelmaking unit costs during the fourth quarter, the Company expects to achieve a further sequential decline of $50 per ton during the first quarter of 2023, and even further reductions into the second and third quarters of 2023. The Company expects its Adjusted EBITDA performance in the first quarter of 2023 to exceed its Adjusted EBITDA performance in the fourth quarter of 2022.

Additionally, the Company put forth the following expectations for the full-year 2023:
•Steel shipment volumes of approximately 16 million net tons, compared to 14.8 million net tons in 2022;
•Capital expenditures of $700 to $750 million, compared to $943 million in 2022;
•Cash contributions related to pension and OPEB plans of approximately $100 million, compared to approximately $200 million in 2022; and
•Federal cash tax refunds of approximately $140 million.

Conference Call Information
Cleveland-Cliffs Inc. will host a conference call on February 14, 2023, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is the largest flat-rolled steel producer in North America. Founded in 1847 as a mine operator, Cliffs also is the largest manufacturer of iron ore pellets in North America. The Company is vertically integrated from mined raw materials, direct reduced iron, and ferrous scrap to primary steelmaking and downstream finishing, stamping, tooling, and tubing. Cleveland-Cliffs is the largest supplier of steel to the automotive industry in North America and serves a diverse range of other markets due to its comprehensive offering of flat-rolled steel products. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 27,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: continued volatility of steel, iron ore and scrap metal market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry, which has been experiencing supply chain disruptions, such as the semiconductor shortage, and higher consumer interest rates, which could result in lower steel volumes being demanded; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand, including as a result of inflationary pressures, the COVID-19 pandemic, conflicts or otherwise; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, including customers in the automotive market, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; disruptions to our operations relating to an infectious disease outbreak or the COVID-19 pandemic, including workforce challenges and the risk that novel variants will prove resistant to existing vaccines or that new or continuing lockdowns in China will impact our ability to source certain critical supplies in a timely and predictable manner; risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws, including adverse impacts as a result of the Inflation Reduction Act of 2022; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property damage, labor and employment matters, or suits involving legacy operations and other matters; uncertain availability or cost, due to inflation or otherwise, of critical manufacturing equipment and spare parts; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, or critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, coke and metallurgical coal; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of sensitive or essential business or personal information and the inability to access or control systems; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; uncertainties associated with our ability to meet customers' and suppliers' decarbonization goals and reduce our greenhouse gas emissions in alignment with our own announced targets; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, easement or other possessory interest for any mining property; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and OPEB obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel; the amount and timing of any repurchases of our common shares; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.

For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the SEC.
SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Manager, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(In Millions, Except Per Share Amounts)	2022	2021	2022	2021
Revenues	$5,044	$5,346	$22,989	$20,444
Operating costs:
Cost of goods sold	(5,104)	(4,072)	(20,471)	(15,910)
Selling, general and administrative expenses	(116)	(111)	(465)	(422)
Acquisition-related costs	—	(2)	(4)	(20)
Miscellaneous – net	(6)	(42)	(110)	(80)
Total operating costs	(5,226)	(4,227)	(21,050)	(16,432)
Operating income (loss)	(182)	1,119	1,939	4,012
Other income (expense):
Interest expense, net	(71)	(79)	(276)	(337)
Gain (loss) on extinguishment of debt	1	—	(75)	(88)
Net periodic benefit credits other than service cost component	64	71	212	210
Other non-operating income (loss)	2	1	(4)	6
Total other expense	(4)	(7)	(143)	(209)
Income (loss) from continuing operations before income taxes	(186)	1,112	1,796	3,803
Income tax expense	(19)	(214)	(423)	(773)
Income (loss) from continuing operations	(205)	898	1,373	3,030
Income from discontinued operations, net of tax	1	1	3	3
Net income (loss)	(204)	899	1,376	3,033
Income attributable to noncontrolling interest	(10)	(6)	(41)	(45)
Net income (loss) attributable to Cliffs shareholders	$(214)	$893	$1,335	$2,988

Earnings (loss) per common share attributable to Cliffs shareholders - basic
Continuing operations	$(0.41)	$1.78	$2.57	$5.62
Discontinued operations	—	—	—	0.01
	$(0.41)	$1.78	$2.57	$5.63
Earnings (loss) per common share attributable to Cliffs shareholders - diluted
Continuing operations	$(0.41)	$1.69	$2.55	$5.35
Discontinued operations	—	—	—	0.01
	$(0.41)	$1.69	$2.55	$5.36

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	December 31,
(In millions)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$26	$48
Accounts receivable, net	1,960	2,154
Inventories	5,130	5,188
Other current assets	306	263
Total current assets	7,422	7,653
Non-current assets:
Property, plant and equipment, net	9,070	9,186
Goodwill	1,130	1,116
Pension and OPEB, asset	356	223
Other non-current assets	777	797
TOTAL ASSETS	$18,755	$18,975
LIABILITIES
Current liabilities:
Accounts payable	$2,186	$2,073
Accrued employment costs	429	585
Other current liabilities	934	903
Total current liabilities	3,549	3,561
Non-current liabilities:
Long-term debt	4,249	5,238
Pension liability, non-current	473	578
OPEB liability, non-current	585	2,383
Deferred income taxes	590	112
Other non-current liabilities	1,267	1,329
TOTAL LIABILITIES	10,713	13,201
TOTAL EQUITY	8,042	5,774
TOTAL LIABILITIES AND EQUITY	$18,755	$18,975

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
OPERATING ACTIVITIES
Net income (loss)	$(204)	$899	$1,376	$3,033
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	246	233	1,034	897
Amortization of inventory step-up	—	32	—	161
Deferred income taxes	(120)	210	90	767
Pension and OPEB credits	(51)	(44)	(132)	(103)
Loss (gain) on extinguishment of debt	(1)	—	75	88
Impairment of long-lived assets	—	—	29	1
Other	47	59	122	138
Changes in operating assets and liabilities, net of business combination:
Receivables and other assets	285	444	177	(722)
Inventories	412	(577)	64	(1,370)
Income taxes	87	(135)	(22)	(136)
Pension and OPEB payments and contributions	(30)	(64)	(204)	(343)
Payables, accrued expenses and other liabilities	(182)	80	(186)	374
Net cash provided by operating activities	489	1,137	2,423	2,785
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(227)	(232)	(943)	(705)
Acquisition of FPT, net of cash acquired	—	(761)	(31)	(761)
Acquisition of ArcelorMittal USA, net of cash acquired	—	—	—	54
Other investing activities	18	28	38	33
Net cash used by investing activities	(209)	(965)	(936)	(1,379)
FINANCING ACTIVITIES
Series B Redeemable Preferred Stock redemption	—	—	—	(1,343)
Proceeds from issuance of common shares	—	—	—	322
Repurchase of common shares	(30)	—	(240)	—
Proceeds from issuance of debt	—	—	—	1,000
Debt issuance costs	—	(3)	—	(20)
Repayments of debt	(3)	(26)	(1,358)	(1,372)
Borrowings under credit facilities	1,099	1,609	5,749	5,962
Repayments under credit facilities	(1,325)	(1,729)	(5,494)	(5,889)
Other financing activities	(51)	(17)	(166)	(130)
Net cash used by financing activities	(310)	(166)	(1,509)	(1,470)
Net increase (decrease) in cash and cash equivalents	(30)	6	(22)	(64)
Cash and cash equivalents at beginning of period	56	42	48	112
Cash and cash equivalents at end of period	$26	$48	$26	$48

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
Net income (loss)	$(204)	$899	$1,376	$3,033
Less:
Interest expense, net	(71)	(79)	(276)	(337)
Income tax expense	(19)	(214)	(423)	(773)
Depreciation, depletion and amortization	(246)	(233)	(1,034)	(897)
Total EBITDA	$132	$1,425	$3,109	$5,040
Less:
EBITDA from noncontrolling interests	$17	$15	$74	$75
Gain (loss) on extinguishment of debt	1	—	(75)	(88)
Acquisition-related expenses and adjustments	—	(47)	(1)	(197)
Asset impairment	—	—	(29)	—
Other, net	(9)	(9)	(29)	(27)
Total Adjusted EBITDA[1]	$123	$1,466	$3,169	$5,277

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$10	$6	$41	$45
Depreciation, depletion and amortization	7	9	33	30
EBITDA of noncontrolling interests	$17	$15	$74	$75

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - FREE CASH FLOW

Free cash flow is a non-GAAP measure defined as operating cash flows less purchase of property, plant and equipment. Management believes it is an important measure to assess the cash generation available to service debt, strategic initiatives or other financing activities. The following table provides a reconciliation of operating cash flows to free cash flows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2021	2022	2021
Operating cash flows	$489	$1,137	$2,423	$2,785
Purchase of property, plant and equipment	(227)	(232)	(943)	(705)
Free cash flows	$262	$905	$1,480	$2,080